Exhibit 99.1

For immediate release

January 8, 2024

AtriCure Reports Preliminary Results for Fourth Quarter and Full Year 2023,

Provides Financial Outlook for 2024

MASON, Ohio, January 8, 2024 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, announced preliminary financial results for the fourth quarter and full year 2023 and provided 2024 financial guidance.

Preliminary, unaudited revenue for fourth quarter 2023 is expected to be $106.5 million, reflecting growth of approximately 21% over the fourth quarter of 2022 (20% on a constant currency basis). U.S. revenue is expected to be $88.7 million, reflecting growth of approximately 20%, and international revenue is expected to be $17.8 million, an increase of approximately 26% as reported (22% on a constant currency basis). Fourth quarter revenue was driven by strong growth in Hybrid AF™ therapy, followed by sales of our AtriClip®, Encompass®, and cryoSPHERE® devices.

Preliminary, unaudited revenue for full year 2023 is expected to be $399.2 million, reflecting growth of approximately 21% over full year 2022 (21% on a constant currency basis). As previously communicated, management expects full year 2023 positive adjusted EBITDA of approximately $18 million to $20 million, and full year 2023 adjusted loss per share of approximately $0.74 to $0.76. Adjusted EBITDA, adjusted loss per share and constant currency revenue growth are non-GAAP measures. AtriCure will provide a reconciliation of non-GAAP measures to the related GAAP measure in the release of audited 2023 results.

“Our fourth quarter 2023 results complete an exceptional year at AtriCure, as we extend our impact on patients globally,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “We continue to see substantial opportunities in each of our markets and are well positioned to deliver robust growth and increasing operating leverage in 2024 and beyond.”

2024 Financial Guidance

Management projects 2024 revenue of approximately $459 million to $466 million, reflecting growth of approximately 15% to 17% over full year 2023. Management also projects full year 2024 positive adjusted EBITDA of approximately $26 million to $29 million, with improvements annually thereafter.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of January 8, 2024. We assume no obligation to update any forward-looking statements contained in this release and the related attachment as a result of new information or future events or developments, except as may be required by law.

CONTACTS:

Angie Wirick

AtriCure, Inc.

Chief Financial Officer

(513) 755-5334

awirick@atricure.com

Marissa Bych

Gilmartin Group

Investor Relations

marissa@gilmartinir.com